Exhibit 10.30

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of the 25th day of July, 2014, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company ("Landlord") and AUSPEX PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.Landlord and Tenant entered into that certain Office Lease dated as of June 6, 2011 (the "Original Lease"), as modified by (i) that certain First Amendment to Lease dated as of June 21, 2012 by and between Landlord and Tenant ("First Amendment"), (ii) that certain Second Amendment to Lease dated as of November 13, 2012, by and between Landlord and Tenant ("Second Amendment"), and (iii) that certain Third Amendment to Lease dated as of February 14, 2014 by and between Landlord and Tenant ("Third Amendment"), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 3366 North Torrey Pines Court, San Diego, California (the "Building").  The Original Lease, as modified by the First Amendment, the Second Amendment, and the Third Amendment, may be referred to herein as the "Lease."

B.By this Fourth Amendment, Landlord and Tenant desire to relocate Tenant to other space in the Project and to otherwise modify the Lease as provided herein.

C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.The Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 5,629 rentable square feet in the Building consisting of (i) approximately 1,805 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 225, as more particularly described in the Original Lease, (ii) approximately 994 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 230, as more particularly described in the Second Amendment, and (iii) approximately 2,830 rentable square feet in the Building and commonly known as Suite 240, as more particularly described in the Third Amendment (collectively, the "Lease Premises").  In addition, Tenant is also leasing Suite 220 in the Building containing approximately 2,048 rentable square feet (the "Assignment Premises") pursuant to an assignment to Tenant of that certain lease between Landlord and Thomas, McNerney & Partners MGT, LLC ("TM&P"), which assignment was consented to by Landlord pursuant to that certain Assignment and Assumption Agreement dated as of February 28, 2014 by and between Landlord, Tenant and TM&P.  Accordingly, Tenant is leasing a total of 7,677 rentable square feet in the Building.  The Lease Premises and the Assignment Premises are collectively referred to herein as the "Existing Premises."

2.Relocation of Existing Premises; New Premises and Beneficial Occupancy of the Suite 300 New Premises.

2.1.Relocation of Existing Premises; New Premises.  Effective as of the earlier of (i) the date Tenant commences business operations in the Suite 400 New Premises (as defined below), or (ii) the date the

Suite 400 New Premises are Ready for Occupancy (as defined in the Work Letter Agreement attached hereto as Exhibit "B") (the "Suite 400 New Premises Commencement Date"), the Existing Premises shall be deemed relocated to that certain office space stipulated by the parties to contain 13,487 rentable (11,681 usable) square feet and commonly known as Suite 400, located on the entire fourth (4th) floor in that certain office building in the Project located at 3333 North Torrey Pines Court (the "New Building"), as outlined on the floor plan attached to this Fourth Amendment as Exhibit "A" and incorporated herein by this reference (the "Suite 400 New Premises").  The Suite 400 New Premises Commencement Date is anticipated to be September 1, 2014.  Effective as of the later of (i) January 1, 2015, or (ii) the date the Suite 300 New Premises (as defined below) is Ready for Occupancy (as defined in the Work Letter Agreement attached hereto as Exhibit "B") ("Suite 300 New Premises Commencement Date"), Tenant shall, in addition to leasing the Suite 400 New Premises, lease from Landlord that certain space stipulated by the parties to contain 4,990 rentable (4,322 usable) square feet and commonly known as Suite 300, located on a portion of the third (3rd) floor in the New Building, as outlined on the floor plan attached to this Fourth Amendment as Exhibit "A" and incorporated herein by this reference (the "Suite 300 New Premises").  The Suite 400 New Premises and the Suite 300 New Premises are collectively referred to herein as the "New Premises" or "Premises".  The New Premises consist of 18,477 rentable (16,003 usable) square feet in the aggregate.  Landlord shall have the right to remeasure the New Premises, the Building and the Project using the BOMA standard in Section 1.3 of the Original Lease; provided, however, in no event shall such remeasurement affect Tenant's monetary obligations under the Lease.

2.2.Beneficial Occupancy of Suite 300 New Premises.  Notwithstanding anything in this Fourth Amendment to the contrary, Landlord shall allow no more than one (1) employee of Tenant to occupy, from time to time, the Suite 300 New Premises on the date the Suite 300 New Premises are Ready For Occupancy and continuing until the Suite 300 New Premises Commencement Date (the "Beneficial Occupancy Period"); provided, however, that Tenant's occupancy of the Suite 300 New Premises during the Beneficial Occupancy Period shall be subject to and conditioned upon Tenant's coordination of such occupancy with Landlord.  Such early occupancy shall be subject to all of the terms and conditions of the Lease (including Tenant's payment of separately metered utilities, as applicable, and including the requirement that Tenant provide Landlord with evidence of the insurance required under the Lease) except that Tenant will not be obligated to pay Rent for the Suite 300 New Premises during the Beneficial Occupancy Period (until the Suite 300 New Premises Commencement Date).

3.Surrender of Existing Premises.  Tenant hereby agrees to vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before that date ("Surrender Date") which is thirty (30) days after the Suite 400 New Premises Commencement Date in accordance with the provisions of Sections 9 and 12 of the Original Lease; provided, however, that notwithstanding anything in Section 12.2 of the Original Lease, in no event will Tenant be obligated to remove any Tenant Changes or the initial Tenant Improvements from the Existing Premises. If Tenant fails to so vacate and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the Surrender Date, then the holdover provisions of Section 9 of the Original Lease shall apply.  Tenant represents and warrants to Landlord that: (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or the Existing Premises (except for Tenant's sublease to TM&P); (ii) except for Tenant (and TM&P), no other person, firm or entity has any right, title or interest in the Lease; and (iii) Tenant has the full right, legal power and actual authority to enter into this Fourth Amendment without the consent of any person, firm or entity.  Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Suite 400 New Premises Commencement Date there shall not be any, mechanics' liens or other liens encumbering all or any portion of the Existing Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns.

4.New Term.  The Term of Tenant's lease of the Suite 400 New Premises shall commence on the Suite 400 New Premises Commencement Date and shall continue for sixty-six (66) months, terminating, subject to Sections 8 and 10 below, on the last day of the month in which the sixty-sixth (66th) month anniversary of the Suite 400 New Premises Commencement Date occurs ("New Termination Date").  The period of time from the Suite 400 New Premises Commencement Date and continuing until the New Termination Date shall be referred to herein as the "New Term".  The Term of Tenant's lease of the Suite 300 New Premises shall commence on the Suite 300 New Premises Commencement Date and shall expire on the New Termination Date (subject to Sections 8 and 10 below).  Within ten (10) days after Landlord's written request, Tenant shall execute a written confirmation of the Suite 400 New Premises Commencement Date, the Suite 300 New Premises Commencement Date and New Expiration Date of the New Term in substantially the form of the Notice of Lease Term Dates attached to the Original Lease.

5.Monthly Basic Rent for the New Premises.

5.1.Monthly Basic Rent For Suite 400 New Premises.  Effective as of the Suite 400 New Premises Commencement Date, Tenant shall pay (subject to partial abatement as described in Section 6 below), as Monthly Basic Rent for the Suite 400 New Premises, the following:

Months of New Term	Monthly Basic Rent	Monthly Basic Rent Per RSF of Suite 400
*1 – 12	$50,576.25	$3.75
13 – 24	$52,059.82	$3.86
25 – 36	$53,678.26	$3.98
37 – 48	$55,296.70	$4.10
49 – 60	$56,915.14	$4.22
61 – 66 (New Termination Date)	$58,668.45	$4.35

*Subject to partial abatement for months 2 – 7 as provided in Section 6 below.  The last day of the first annual anniversary of the Suite 400 New Premises Commencement Date may be referred to herein as the "Suite 400 First Annual Anniversary".

5.2.Monthly Basic Rent For Suite 300 New Premises.  Effective as of the Suite 300 New Premises Commencement Date, Tenant shall pay (subject to partial abatement as described in Section 6 below), as Monthly Basic Rent for the Suite 300 New Premises, the following:

Months of New Term	Monthly Basic Rent	Monthly Basic Rent Per RSF of Suite 300
*1 – Suite 400 First Annual Anniversary	$18,213.50	$3.65

On each subsequent annual anniversary of the Suite 400 New Premises Commencement Date, Tenant shall pay the following increased Monthly Basic Rent amounts for the Suite 300 New Premises (such that the increases in the Monthly Basic Rent payable by Tenant for the Suite 300 Premises shall occur at the same time as the Monthly Basic Rent increases for the Suite 400 Premises):

Period	Monthly Basic Rent	Monthly Basic Rent Per RSF of Suite 300
Commencing on Month 13 of New Term	$18,762.40	$3.76
Commencing on Month 25 of New Term	$19,311.30	$3.87
Commencing on Month 37 of New Term	$19,910.10	$3.99
Commencing on Month 49 of New Term	$20.508.90	$4.11

Commencing on Month 61 of New Term (and continuing until the New Termination Date)	$21,107.70	$4.23

*Subject to partial abatement for months 2 – 7 as provided in Section 6 below.

6.Partial Abatement of Monthly Basic Rent.  Notwithstanding anything to the contrary contained in the Lease or in this Fourth Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Fourth Amendment, Landlord hereby agrees to abate fifty percent (50%) of Tenant's obligation to pay Monthly Basic of Rent for the Suite 400 New Premises and the Suite 300 New Premises (with such abatement to occur commencing on the second (2nd) full month following the Suite 400 New Premises Commencement Date and continuing for six (6) months thereafter and commencing on the second (2nd) full month following the Suite 300 New Premises Commencement Date and continuing for six (6) months thereafter) (collectively, the "Abated Rent").  During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Fourth Amendment.

7.Tenant's Percentage and Base Year.  Tenant's Percentage for the Suite 400 New Premises shall be 29.02% on the Suite 400 New Premises Commencement Date.  Tenant's Percentage for the Suite 300 New Premises shall be 10.74% on the Suite 300 New Premises Commencement Date. The Base Year for the New Premises shall be the 2015 calendar year; provided, however, that in no event shall Tenant be liable for Tenant's Percentage of Operating Expenses for the first twelve (12) months of the New Term (but measured from the commencement of the Suite 400 New Premises Commencement Date).

8.Option To Extend.

8.1.Option Term.  Subject to the terms hereof, Landlord hereby grants to Tenant one (1) option ("Extension Option") to extend the New Term with respect to either (i) the entire Suite 400 New Premises, (ii) the entire Suite 300 New Premises (including, in any event, any First Refusal Space leased by Tenant (if any)) and/or (iii) both spaces for a period of either five (5) years or one (1) year.  Tenant's Extension Notice (defined below) shall indicate the portions of the New Premises which Tenant is electing to extend the New Term and the length of the term of such extension (the "Option Term"), and Tenant's failure to so indicate such portions or such term shall be deemed Tenant's irrevocable election to extend the Lease as to all of the New Premises then leased by Tenant under the Lease for a period of five (5) years.  The terms of Tenant's extension shall be on the same terms, covenants and conditions as provided for in the Lease (as modified by this Fourth Amendment) during the New Term, except that all economic terms such as, without limitation, Monthly Basic Rent, parking charges, if any, etc., shall be established based on the "fair market rental rate" for the New Premises for the Option Term as defined and determined in accordance with the provisions of this Section 8.

8.2.Exercise of Extension Option.  The Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no earlier than the date which is twelve (12), and no later than the date which is nine (9) months, prior to the expiration of the New Term.  Tenant's failure to timely provide the Extension Notice shall render the Extension Option null and void and of no further force or effect.

8.3.Fair Market Rental Rate.  The term "fair market rental rate" as used herein shall mean the annual amount per rentable square foot, projected during the relevant period, that a willing, comparable, non-equity tenant (excluding sublease and assignment tenant transactions) would pay, and a willing, comparable landlord of a comparable quality building located in the general vicinity of the Project, together with such other San Diego County market areas determined by Landlord ("Comparable Buildings"), would accept, at arm's length (what Landlord is accepting in current transactions for the Project may be considered), from a tenant having similar financial responsibility, credit rating and capitalization as Tenant then has, for a five (5) year term of a lease of space unencumbered by any other tenant's expansion rights and comparable in size, quality and floor height as the leased area at issue taking into account the age, quality, views and layout of the existing improvements in the leased area at issue, giving appropriate consideration to the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into account items that professional real estate brokers customarily consider in lease transactions, including, but not limited to:  the condition of the improvements in the comparable premises; rental rates; office space availability; tenant size, refurbishment allowances, credit standing and financial stature; brokerage commissions; operating expenses; and base year and/or expense stops; parking charges, and any other amounts then being charged by Landlord or the lessors of Comparable Buildings.

8.4.Determination of Fair Market Rental Rate.  Landlord's determination of fair market rental rate shall be delivered to Tenant in writing not later than the later of (i) thirty (30) days following Landlord's receipt of Tenant's Extension Notice or (ii) three (3) months prior to the expiration of the New Term. Tenant will have five (5) business days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant's failure to accept the fair market rental rate submitted by Landlord in writing within Tenant's Review Period will conclusively be deemed Tenant's disapproval thereof.  If Tenant objects to the fair market rental rate submitted by Landlord within Tenant's Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within ten (10) days following the expiration of Tenant's Review Period (the "Outside Agreement Date"), then each party's determination shall be submitted to appraisal in accordance with the following provisions of Section 8.5.

8.5.Arbitration.

(1)Landlord and Tenant shall each appoint one independent, unaffiliated, neutral appraiser who shall by profession be a real estate broker who has been active over the five (5) year period ending on the date of such appointment in the valuation of leases of comparable office space in Comparable Buildings.  Each such appraiser will be appointed within twenty (20) days after the Outside Agreement Date.

(2)The two (2) appraisers so appointed will, within ten (10) days of the date of the appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

(3)The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's last proposed (as of the Outside Agreement Date) new fair market rental rate for the New Premises is the closest to the actual new fair market rental rate for the New Premises as determined by the appraisers, taking into account the requirements of Sections 8.1 and 8.3 above and this Section 8.5 regarding same.

(4)The three (3) appraisers shall, within fifteen (15) days of the appointment of the third appraiser, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted new fair market rental rate (i.e., the appraisers may only select Landlord's or Tenant's submission and may not select a compromise position), and shall notify Landlord and Tenant thereof.

(5)The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant.  The cost of each party's appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser shall be shared equally by Landlord and Tenant.

(6)If either Landlord or Tenant fails to appoint an appraiser within the time period in Section 8.5(1) hereinabove, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such appraiser's decision shall be binding upon Landlord and Tenant.

(7)If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association (but subject to the requirements of Sections 8.1 and 8.3 and this Section 8.5).

(8)In the event that the new Monthly Basic Rent is not established prior to the end of the New Term, the Monthly Basic Rent immediately payable at the commencement of the Option Term shall be the Monthly Basic Rent payable in the immediately preceding month.  Notwithstanding the above, once the fair market rental is determined in accordance with this Section 8, the parties shall settle any underpayment or overpayment on the next Monthly Basic Rent payment date falling not less than thirty (30) days after such determination.

8.6.General Terms.  Notwithstanding anything above to the contrary, such Extension Option is personal to the original Tenant executing this Fourth Amendment ("Original Tenant") and any Affiliate Assignee and may be exercised only by the Original Tenant (or such Affiliate Assignee) while occupying at least seventy-five percent (75%) of the entire Premises then leased by Tenant under the Lease (as modified by this Fourth Amendment) and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant.  Such Extension Option is not assignable separate and apart from the Lease, nor may such Extension Option be separated from the Lease in any manner, either by reservation or otherwise.  Tenant shall have no right to exercise such Extension Option, notwithstanding any provision of the grant of the Extension Option to the contrary, and Tenant's exercise of such Extension Option may, at Landlord's option,  be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in default under the terms of the Lease (as modified by this Fourth Amendment) after the expiration of applicable cure periods as of Tenant's exercise of the Extension Option or at any time after the exercise of the Extension Option and prior to the commencement of the Option Term.

9.Right of First Refusal.  During the first twelve (12) months of the New Term only (commencing as of the Suite 400 New Premises Commencement Date), Tenant shall have a continuing (subject to the terms hereof) right of first refusal with respect to available space contiguous to Suite 300 located on the third (3rd) floor of the New Building (the "First Refusal Space").  Notwithstanding the foregoing (i) the lease term for Tenant's lease of the First Refusal Space pursuant to Tenant's exercise of such first refusal right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space, including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (x) the tenant of any such existing lease and (y) any other tenant of the Project as of the date hereof (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights").  Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 9.

9.1.Procedure for Refusal.  Landlord shall notify Tenant (the "First Refusal Notice") from time to time in writing when Landlord receives a bona fide offer from a prospective third party tenant that Landlord is willing to accept for the First Refusal Space and/or when Landlord intends to submit a bona fide counteroffer which Landlord would be willing to accept (in each case where no holder of a Superior Right desires to lease such space).  The economic terms and conditions of Tenant's lease of such First Refusal Space shall be as provided in Landlord's First Refusal Notice ("First Refusal Economic Terms").

9.2.Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) calendar days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein.  If Tenant does not exercise its right of first refusal within such ten (10) calendar day period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first refusal as to such particular space shall thereupon automatically terminate.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms.

9.3.Construction of First Refusal Space.  Tenant shall take the First Refusal Space in its "As-Is" condition (except as otherwise provided in the First Refusal Notice), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant's expense, in accordance with and subject to the provisions of Section 12 of the Original Lease.

9.4.Continuing Right.  If the space in Landlord's First Refusal Notice is only a portion of the First Refusal Space, then Tenant shall retain its right of first refusal pursuant to the terms of this Section 9 with respect to the remaining portion of the First Refusal Space which has never been included in a Landlord's First Refusal Notice when Landlord determines that such remaining First refusal Space is available for lease as set forth above.

9.5.Lease of First Refusal Space.  If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to the Lease upon the First Refusal Economic Terms set forth in Landlord's First Refusal Notice and upon the same non-economic terms and conditions as applicable to the New Premises then leased by Tenant under the Lease.  Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant.  The Lease Term for the First Refusal Space shall be as provided in the First Refusal Notice.

9.6.No Defaults.  The rights contained in this Section 9 shall be personal to the Original Tenant and any Affiliate Assignee, and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest (or Affiliate Assignee's interest) in the Lease) if the Original Tenant (or such Affiliate Assignee) actually occupies at least seventy five percent (75%) of the entire Premises then leased by Original Tenant (or such Affiliate Assignee) as of the date of Tenant's exercise of its right of first refusal.  In addition, at Landlord's option and in addition to Landlord's other remedies set forth in the Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 9 if, as of the date of the First Refusal Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under the Lease (as modified by this Fourth Amendment) beyond the expiration of all applicable notice and cure periods.

10.Tenant's Early Cancellation Right.  Tenant shall have the one (1) time right to terminate and cancel the Lease effective as of the date ("Termination Date") which is the last day of the thirty-sixth (36th) month of the New Term, or the last day of the forty-second (42nd) month of the New Term or the last day of the forty-eighth (48th) month of the New Term, which right is contingent upon Tenant paying to Landlord the Termination Consideration (as defined below) in a timely manner in accordance with the following provisions of this Section 10.  To exercise such termination right, Tenant must deliver to Landlord, on or before the date which is two hundred seventy (270) days prior to the actual Termination Date, written notice of Tenant's exercise of such termination right (the "Termination Notice"), along with the Termination Consideration.  As used herein, the "Termination Consideration" shall mean an amount equal to the sum of:  (A) the unamortized portion of the brokerage commissions paid or incurred by Landlord in connection with this Fourth Amendment (including in connection with any First Refusal Space leased by Tenant pursuant to Section 9 above); plus (B) the unamortized amount of all cost of the design and construction of the Tenant Improvements in the New Premises; plus (C) the unamortized portion of the costs of the tenant improvements and tenant improvement allowance, if any, paid or provided by Landlord for any First Refusal Space leased by Tenant pursuant to Section 9 above; plus (D) an amount equal to three (3) months of Monthly Basic Rent calculated at the rate that would otherwise be payable by Tenant for the Premises (including the First Refusal Space, if applicable) for the first three (3) months after the Termination Date had the Lease not been terminated; and (E) the unamortized portion of the Abated Rent (as defined in Section 6 above) provided by Landlord to Tenant.  The brokerage commissions, Tenant Improvement costs and Abated Rent with respect to the Premises leased by Tenant shall all be amortized on a straight-line basis over the scheduled initial sixty-six (66) month New Term, together with interest at the rate of eight percent (8%) per annum, and the unamortized portion thereof shall be determined based upon the unexpired portion of such initial sixty-six (66) month New Term as of the Termination Date.  The unamortized portion of the costs of any brokerage commissions, abated rent and tenant improvement costs/allowance, if any, paid for or provided by Landlord to Tenant for any First Refusal Space leased by Tenant pursuant to Section 9 shall be amortized on a straight-line basis over the scheduled initial term of the lease of the First Refusal Space, together with interest at the rate of eight percent (8%) per annum, and the unamortized portion thereof shall be determined based upon the unexpired portion of such initial lease term for such First Refusal Space as of the Termination Date.  If Tenant properly and timely exercises its termination option in this Section 10 in strict accordance with the terms hereof, the Lease shall expire at midnight on the Termination Date, and Tenant shall be required to surrender the New Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of the Lease.  The termination right set forth in this Section 10 is personal to the Original Tenant and any Affiliate Assignee and may only be executed by the Original Tenant (or such

Affiliate Assignee) (and not any other assignee, sublessee or other Transferee of Original Tenant's interest (or Affiliate Assignee's interest) in the Lease) if the Original Tenant (or such Affiliate Assignee) occupies at least seventy-five percent (75%) the entire Premises then leased by Original Tenant hereunder.

11.Tenant's Signs.

11.1.Interior Signs.  Tenant shall be entitled, at its sole cost and expense, to one (1) identification sign on or near the entry doors of the New Premises, and for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the New Premises are located.  Such signs shall be installed by a signage contractor designated by Landlord.  Landlord acknowledges that Tenant is also obligated to post certain notices in order to comply with applicable laws, and Landlord hereby consents to the posting of such notices.  The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its reasonable discretion.  Upon the expiration or earlier termination of the Lease, Landlord shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the New Building caused by such removal.  Except for signs described in this Section 11, Tenant may not install any signs on the exterior or roof of the New Building or the common areas of the Project.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the New Building), or other items visible from the exterior of the Premises or New Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

11.2.Exterior Signs.  Subject to the approval of all applicable governmental and quasi- governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes and any covenants, conditions and restrictions affecting the Project, Landlord hereby grants Tenant (i) the non-exclusive right to have one (1) building exterior identification sign containing the name "Auspex" in a location on the face of the New Building designated by Landlord, and (ii) the non-exclusive right to have one (1) sign containing the name "Auspex" on the monument sign serving the New Building (the "Monument Sign") (collectively, the "Exterior Signs.")  The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of Tenant's Exterior Signs shall be (i) consistent with the quality and appearance of the Project, (ii) subject to the approval of all applicable governmental and quasi-governmental authorities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes and any covenants, conditions and restrictions affecting the Project, and (iii) subject to Landlord's approval (which shall not be unreasonably withheld, conditioned or delayed).  Landlord shall install Tenant's Exterior Signs at Tenant's sole cost and expense.  In addition, Tenant shall be responsible for all other costs attributable to the fabrication, insurance, lighting (if applicable), maintenance, repair and removal of Tenant's Exterior Signs.  The signage rights granted to Tenant under this Section 11.2 are personal to the Original Tenant and any Affiliate Assignee and may not be exercised or used by or assigned to any other person or entity.  In addition, Original Tenant (or such Affiliate Assignee) shall no longer have any right to Tenant's Exterior Signs if at any time during the New Term the Original Tenant (or such Affiliate Assignee) does not lease and occupy at least seventy-five percent (75%) of the entire Premises then leased by Original Tenant hereunder.  Upon the expiration or sooner termination of the Lease, or upon the earlier termination of Tenant's exterior signage rights under this Section 11.2, Landlord shall have the right to permanently remove Tenant's Exterior Signs from the New Building and/or the Project and to repair all damage to the New Building and/or the Project resulting from such removal and restore the affected area to its original condition existing prior to the installation of such Exterior Signs, and Tenant shall reimburse Landlord for the costs thereof.

12.Assignment and Subletting.  Tenant shall be permitted, upon prior written notice to Landlord (without otherwise triggering the provisions of Section 14 of the Original Lease), to enter into a sublease with Thomas McNerney & Partners ("Pre-Approved Subtenant") not to exceed ten percent (10%) of the rentable square feet of the New Premises, and such sublease shall not be deemed a Transfer under Section 14 of the Original Lease; provided that (a) Tenant shall give Landlord prior written notice of any such sublease and promptly supply Landlord with any documents or information requested by Landlord regarding such sublease (including, but not limited to, applicable certificates of insurance) and (b) Tenant shall not be permitted to separately demise any such subleased space nor shall such subtenants be permitted to maintain separate signage nor a separate reception area in the Premises.

13.Brokers.  Each party represents and warrants to the other that, except for Cushman & Wakefield ("Tenant's Broker") and The Muller Company ("Landlord's Broker") no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fourth Amendment.  Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity (other than Tenant's Broker and Landlord's Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Fourth Amendment.

14.Parking.  During the New Term, Tenant shall, at no additional cost and in lieu of Tenant's existing parking rights in the Lease, be entitled to a total of forty-nine (49) parking privileges, consisting of twenty (20) reserved parking privileges in the parking structure adjacent to the New Building and twenty-nine (29) unreserved, uncovered parking privileges in the surface parking lot adjacent to the New Building.  Tenant's use of such additional parking spaces shall be subject to all of the terms and conditions of the Lease.  Subject to availability (as determined by Landlord in its sole but good faith discretion), Tenant shall have the right to lease from Landlord additional parking spaces on a month-to-month basis at Landlord's then prevailing rate.  To the extent allowed under applicable laws, Tenant shall have the right, during the first twelve (12) months of the New Term, to require Landlord to modify the parking area to create up to four (4) short term (2 hour) visitor parking spaces in close proximity to the New Building; provided, however, that, in such event, the number of Tenant's parking privileges shall be reduced by the number of parking privileges which equal Tenant's proportionate share of such additional four (4) parking spaces.  In the event that Landlord, in its sole discretion, elects to construct an additional parking facility in the Project, then Landlord shall provide Tenant with four (4) additional, unreserved parking privileges, the leasing of which shall be subject to all of the terms and conditions of the Lease.

15.Condition of the New Premises and Landlord's Work.  Except as specifically set forth below, Tenant hereby agrees to accept the New Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord, except as provided below, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the New Premises.  Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the New Premises.  Notwithstanding anything above to the contrary, promptly after full execution and delivery of this Fourth Amendment by Landlord and Tenant, Landlord shall perform the improvement work described on Exhibit "B."  Notwithstanding anything above to the contrary, in the event that the Base, Shell and Core serving the New Premises (as defined in Exhibit "B") (including the structural portions of the Premises, roof and roof membrane, the base building HVAC, electrical, exit lighting, fire sprinklers and plumbing systems, common areas, window coverings and drapery pockets, corridors, path of travel, elevators and restrooms) in its condition existing as of such date without regard to any of the Tenant Improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Premises or Tenant's use of the Premises, and based solely on an unoccupied basis, (A) does not substantially comply with applicable laws in effect as of the date hereof (including laws pertaining to Title 24, seismic, fire and life safety and the ADA), or (B) contains latent defects (not caused by Tenant's acts or omissions), then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in (and not excluded in) Section 4 of the Original Lease), for correcting any such substantial non-compliance to the extent and as and when required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant; provided, however, that if Tenant fails to give Landlord written notice of any such latent defects described in clause (B) hereinabove within thirty (30) days after the Suite 300 New Premises Commencement Date, then the correction of any such latent defects shall, subject to Landlord's repair obligations in Section 11.2 of the Original Lease, be Tenant's responsibility at Tenant's sole cost and expense.  In no event shall Tenant be obligated to remove any of the Tenant Improvements in the New Premises upon the expiration or sooner termination of the Lease; provided, however, that any Tenant Changes to the New Premises are subject to Tenant's surrender/restoration obligations in the Lease.  Landlord acknowledges and agrees that 200 amps of electrical power capacity will be provided for the Suite 400 New Premises and 60 amps of electrical power capacity will be provided for the Suite 300 New Premises.

16.Security Deposit.  Tenant has previously deposited with Landlord Twenty-Five Thousand and 77/100 Dollars ($25,000.77) as a Security Deposit under the Lease.  Concurrently with Tenant's execution and delivery of this Fourth Amendment to Landlord, Tenant shall deposit with Landlord an additional Security Deposit amount equal to Fifty-Four Thousand Seven Hundred Seventy-Five and 33/100 Dollars ($54,775.33), for a total

Security Deposit of Seventy-Nine Thousand Seven Hundred Seventy-Six and 10/100 Dollars ($79,776.10).  Landlord shall continue to hold the Security Deposit (as increased herein) in accordance with the terms and conditions of Section 5 of the Original Lease.

17.No Relocation.  Effective as of the date hereof, Section 27 of the Original Lease is hereby deemed deleted in its entirety and is of no further force or effect.

18.Defaults.  Tenant hereby represents and warrants to Landlord that, as of the date of this Fourth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

19.Disclosures and Utility Usage Information.  Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the New Premises has not undergone inspection by a Certified Access Specialist ("CASp") to determine whether the New Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.  If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the New Premises, upon request, Tenant shall provide monthly electrical utility usage for the New Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to New Premises directly from the applicable utility company.

20.Signing Authority.   Each individual executing this Fourth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Fourth Amendment and that each person signing on behalf of Tenant is authorized to do so.

21.No Further Modification.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

LANDLORD:

MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

By:Mullrock 3 Torrey Pines Manager, LLC,
a Delaware limited liability company
Its Non-Member Manager

By:Mullrock 3, LLC,
a Delaware limited liability company
Its Sole Member

By:Muller-Rock 3, LLC,
a California limited liability company
Its Managing Member

By:   /s/ Stephen J. Muller
Name:  Stephen J. Muller
Title:  Managing Member

"TENANT"	AUSPEX PHARMACEUTICALS, INC., a Delaware corporation By: /s/ John Schmid Print Name: /s/ John Schmid Print Title: By: Print Name: Print Title:

EXHIBIT "A"

NEW PREMISES

AUSPEX

3333 N. Torrey Pines Road
La Jolla, CA

3rd Floor - APPRVD Space Plan #3
NOT TO SCALE

05.16.14

Facility Solutions
Interior Planning & Design

This Exhibit "A" is provided for informational purposes only and is intended to be only an approximation of the layout of the New Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the New Premises.

AUSPEX

FACILITY SOLUTIONS
Interior Planning & Design

3333 N. TORREY PINES ROAD, 4TH FLOOR
LA JOLLA, CA

4TH FLOOR - APPRVD SPACE PLAN #3
NOT TO SCALE

05.16.2014

EXHIBIT "B"

WORK LETTER AGREEMENT

This Work Letter Agreement ("Work Letter Agreement") sets forth the terms and conditions relating to the construction of improvements for the New Premises.  All references in this Work Letter Agreement to the "Fourth Amendment" shall mean the relevant portions of the Fourth Amendment to which this Work Letter Agreement is attached as Exhibit "B."

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the New Premises and of the New Building (collectively, the "Base, Shell and Core").

Landlord shall install in the New Premises certain "Tenant Improvements" (as defined below) pursuant to the provisions of this Work Letter Agreement.  It is agreed that construction of the Tenant Improvements is intended to be “turn key” and will be completed at Landlord's sole cost and expense (subject to Tenant's Contribution and subject to the terms of Section 3 below).  Except for the Base, Core and Shell, Delivery conditions and the Tenant Improvement work described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the New Premises or the New Building.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE NEW PREMISES

Prior to the execution of the Fourth Amendment, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the New Premises (the "Final Space Plan"), which Final Space Plan is attached hereto as Schedule "1."  Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant's approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the "Working Drawings").  The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building.  To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building's standard tenant improvement items, as determined by Landlord.  Within three (3) business days after Tenant's receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan, and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan (if applicable) and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below.  If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant's approval within five (5) business days after receipt of Tenant’s revisions, in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant.  Upon Landlord's and Tenant's approval of the Working Drawings, the same shall be known as the "Approved Working Drawings."  The tenant improvements shown on the Final Space Plan and/or Approved Working Drawings shall be referred to herein as the "Tenant Improvements."  Tenant shall make no changes, change orders or modifications to the Final Space Plan and/or Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would: (i) increase the cost of the design, permitting and construction of the Tenant Improvements depicted in the Final Space Plan; (ii) directly delay the Substantial Completion of the New Premises; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or

(iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building, in all cases excepting modifications necessary to satisfy Landlord's obligations in Section 15 of the Fourth Amendment, which Landlord acknowledges shall be made at Landlord’s sole expense and not subject to Section 3 below.  The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the "Construction Drawings."

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

The contractor which shall construct the Improvements shall be a contractor selected by Landlord.  The contractor selected may be referred to herein as the "Contractor".   Landlord shall cause the Contractor to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner.  Landlord and Tenant hereby agree that Landlord shall, at Landlord's expense (except as provided in this Section 3 and except for Tenant's Contribution (defined below)) cause a general contractor designated by Landlord (the "Contractor") to (i) obtain all applicable building permits for construction of the Tenant Improvements (collectively, the "Permits"), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such Permits and all applicable laws in effect at the time of construction, and in good workmanlike manner; provided, however, that notwithstanding anything in this Work Letter Agreement to the contrary, if Tenant shall request any changes or substitutions to any of the Construction Drawings, and such differences, changes and/or substitutions result in increased costs of the design, permitting and construction of the Tenant Improvements in excess of the costs of the design, permitting and construction of those tenant improvements depicted on the Final Space Plan, then Tenant shall pay such excess costs (which shall include a Landlord's supervision fee of four percent (4%) of such costs) to Landlord in cash within ten (10) days after Landlord's request therefor; in all cases excepting modifications necessary to satisfy Landlord's obligations in Section 15 of the Fourth Amendment, which Landlord acknowledges shall be made at Landlord’s sole expense.  Tenant shall, concurrently with Tenant's execution and delivery of the Fourth Amendment, pay to Landlord an amount equal to Six Thousand Dollars ($6,000.00) to reimburse Landlord for Landlord's agreement to (i) replace the existing integral door frames in the Suite 400 New Premises with new frames to include a three foot (3') wide, full height sidelight (with the existing door leaves and hardware to be re-used) and (ii) remove the existing vertical blinds in the New Premises and replace such blinds with perforated blinds ("Tenant's Contribution").  Tenant acknowledges and agrees that broadloom Building-standard carpeting will be used instead of carpet tiles in the New Premises.  Notwithstanding the foregoing to the contrary, in no event shall Landlord be obligated to pay for the costs of any of Tenant's furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; the costs of such items shall be paid for by Tenant from Tenant's own funds.

SECTION 4

SUBSTANTIAL COMPLETION

4.1Substantial Completion.  For purposes of the Fourth Amendment, including for purposes of determining the Suite 400 New Premises Commencement Date and Suite 300 New Premises Commencement Date (as set forth in Section 2 of the Fourth Amendment), "Substantial Completion" of the Suite 400 New Premises and Suite 300 New Premises shall occur upon the completion of construction of the Tenant Improvements in the applicable portions of the New Premises pursuant to the Final Space Plan and/or Approved Working Drawings, with the exception of any punch list items that do not materially interfere with Tenant's use and occupancy of the New Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

4.2Delay of the Substantial Completion of the Applicable Portion of the New Premises.  If there shall be a delay or there are delays in the Substantial Completion of the applicable portion of the New Premises as a direct result of any of the following (collectively, "Tenant Delays"):

4.2.1Tenant's failure to timely approve the Working Drawings (if any) or any other matter requiring Tenant's approval;

4.2.2a breach by Tenant of the terms of this Work Letter Agreement or the Lease;

4.2.3Tenant's request for changes in any of the Construction Drawings, except for changes necessary to satisfy Landlord's obligations in Section 15 of the Fourth Amendment;

4.2.4Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the New Premises, as set forth in Section 2 of the Fourth Amendment, or which are different from, or not included in, Landlord's standard tenant improvement items for the New Building;

4.2.5changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Final Space Plan and/or Approved Working Drawings except for changes necessary to satisfy Landlord's obligations in section 15 of the Fourth Amendment;

4.2.6any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant's use of the New Premises or Tenant's specialized tenant improvement(s) (as determined by Landlord); or

4.2.7any other delay (other than those described above) caused by the acts or omissions of Tenant, or its agents, or employees, which delay continues for twenty-four (24) hours following written notice from Landlord;

then, notwithstanding anything to the contrary set forth in the Fourth Amendment and regardless of the actual date of Substantial Completion, the applicable New Premises Commencement Date (as set forth in Section 2 of the Fourth Amendment) shall be deemed to be the date the applicable New Premises Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1Tenant's Entry Into the New Premises Prior to Substantial Completion.  Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor's work in the New Building and the New Premises, at Landlord's reasonable discretion, Contractor shall allow Tenant access to the New Premises prior to the anticipated Substantial Completion of the New Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) and Tenant's furniture in the New Premises.  Prior to Tenant's entry into the New Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord's Contractor, agents or representatives in performing work in the New Building and the New Premises, or interfere with the general operation of the New Building and/or the Project.  If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to institute and maintain corrective actions as directed by Landlord within twenty-four (24) hours of notice thereof, then Landlord may revoke Tenant's entry rights upon twenty-four (24) hours' prior written notice to Tenant.  Tenant acknowledges and agrees that any such entry into and occupancy of the New Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Monthly Basic Rent or charge for use of any Building services (until the occurrence of the applicable New Premises Commencement Date).  Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work made in or about the New Premises in connection with such entry or to any property placed therein prior to the applicable New Premises Commencement Date, the same being at Tenant's sole risk and liability.  Tenant shall be liable to Landlord for any damage to any portion of the New Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees.  In the event that the performance of Tenant's work in connection with such entry causes extra costs to be incurred by Landlord, Tenant shall promptly reimburse Landlord for such extra costs upon receipt of an invoice therefor setting forth such extra costs in reasonable detail.  In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the New Premises or Project and against injury to any persons caused by Tenant's actions pursuant to this Section 5.1.

5.2Tenant's Representative.  Tenant has designated Bharatt Chowrira as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.3Landlord's Representative.  Landlord has designated Maya Hausmann as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.4Time of the Essence in This Work Letter Agreement.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord or Tenant, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord or Tenant, as applicable.  Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the New Premises and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the New Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the New Premises caused by such work stoppage as set forth in Section 4.2 of this Work Letter Agreement), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease  (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the New Premises caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the New Premises Commencement Date, for any reason due to a default by Tenant as described in the Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

SCHEDULE "1"

FINAL SPACE PLAN

FACILITY SOLUTIONS
INTERIOR PLANNING & DESIGN

Preliminary Pricing Notes
3333 N. Torrey Pines Plaza
May 26, 2014

Notes indicated with a □ are keynoted to the plans.

GENERAL NOTES

A. Pricing to be formatted by standard CI divisions.
B. Provide estimated project schedule with pricing.
C. Provide unit pricing for specified fixtures and materials, excluding labor, when submitting pricing response. Items denoted with an *.
D. Provide "BID ALT" additive or deductive pricing for scope or areas of work as noted.
E. Provide recommendations for any improvements slated for demo and disposal that may have value for re-use.
F. *Project Bid Alt pricing to reflect new energy efficiency code requirements effective July 1, 2014*

DEMO NOTES (See PP1.0)

1. Demo existing walls and door assemblies not required per new partition plan. Safe off and remove all electrical devices, switches, t-stats, alarm panels and wiring and cabling in walls to be demo'd.
2. Save existing door frames, leaves/panels and hardware for re-use.
3. Demo existing flooring and wall base throughout entire Suite.
4. Demo existing ceiling grid, tile & diffusers per Demo RCP. Save un-cut/damaged tile and diffusers for re-use.
5. Uninstall existing light fixtures, motion sensors, alarm devises and exit signs per Demo RCP. Save for re-use.
6. Uninstall existing FEC and save for re-location per new partition plan.
7. Demo (1) urinal in Men's restroom per plan.
8. Uninstall or bag/protect window blinds, signage and other misc. finish items.

PARTITION NOTES (See PP2.0)

1. Provide new 4 7/8" partitions with R11 insulation; run metal studs to deck @ 16" OC; install 5/8" GWB both sides to 4" +/- above grid, bottom of hardlid or to deck above per plan. Walls to Level 4 finish min.
2. Provide new 4 7/8" partitions with R11 insulation; run metal studs to deck @ 16" OC; install 5/8" GWB both sides to deck above per plan. Walls to Level 4 finish min. Maintain 2 HR Rating @ Exot Stairwell Enclosures.
3. Patch and repair all exterior drywall furring where perpendicular walls or devices are removed.
4. Finish walls noted to receive "Idea Paint" to Level 5.
5. New full-height frameless glass doors with full-height channel set, butt jointed glazing. Glazing to be 1/2" thick tempered set in 1" surface mounted aluminum channel. Electrified panic hardware with concealed overhead closer. Connect to tenant card reader.
6. New building standard doors tenant door assemblies as required per plan:
   3'-0" x 8'-0" Solid Core Door, Stain to Match with/without 3'-0" Clear Glass Integral Sidelight (Per Plan)
   Frame to be Timely - Match Existing
   Door hardware to match existing
   IT Room, Storage Room and CXO offices to receive locksets
   6a. Provide Bid Alt cost to replace all existing integral door frames in Suite 400 with new frame to include a 3'-0" wide, full-height sidelight. Existing door leaves and hardware to be re-used.
7. Provide new clear glass panel in door. Stain panel to match existing. Glass insert to be 24" w x 80" H.
8. Provide framed interior glazing with butt-joint glass, width per plan x 8'-0" high (to align with door frames). Glazing to be 3/8" tempered glass. Paint window frames to match existing door frames.
9. New DIRTT Aluminim Framed Barn Door Assembly with accoustical seal, set in drywall cased opening 38"w x 8'-2"H. Contact Allison Bliss @ Parron Hall 858 737 1111 for pricing.
10. Provide metal flat strap backing at all wall mounted millwork and LCD locations.
11. Provide 4 x 4 plywood backboard for tenant's equipment installation.

POWER & SIGNAL NOTES

12. Existing electrical devices to remain in existing walls note noted for demo/rework.
13. Provide new receptacles and telecom outlets in all new/modified offices/rooms. (Telecom = mud ring & pull string with blank cover plate)

1 of 3

FACILITY SOLUTIONS
INTERIOR PLANNING & DESIGN

Each closed office and designated open plan meeting or collaborative space to receive:
(2) Duplex Receptacles per office (1 switched separately per new code - use split receptacle in existing location)
(1) Tel/data Receptacle
Each Workstation Group to receive
(1) Wall Mounted Power In-feed. Assume (2) Circuits per.
(1) Wall Mounted Tele/data Infeed. Assume a 1 1/4" conduit run to the nearest adjacent vertical penetration in all exterior or insulated walls.
Each Meeting Room
(1) Wall-mounted duplex outlets @ +60"AFF for monitor.
(1) Wall-mounted tel/data outlets @ 60" AFF for monitor.
(2) Duplex Receptacles (1 switched separately per new code)
(1) Tel/data Receptacle
Each Conference Room
(1) Wall-mounted duplex outlets @ +60"AFF for monitor.
(1) Wall-mounted tel/data outlets @ 60" AFF for monitor.
(1) Recessed Floor In-feed. Assume (2) Circuits per.
(1) Recessed Floor Tele/data Infeed. Assume a 1 1/4" conduit run to the nearest adjacent vertical penetration up to plenum above.
(2) Duplex Receptacles (1 switched separately per new code)
(1) Tel/data Receptacle

13. In addition to power listed above, provide power shown on plans at millwork locations and breakroom.
14. Provide power as required for all new equipment noted including new mechanical equipment, lighting, water heater, tenant equipment, etc. See attached Tenant Requirements & Equipment List for Additional Specifications.
15. Relocate existing panels/equipment to adjacent wall per plan.
16. Contractor to x-ray slab before all floor cuts to avoid tension rods.

RCP/HVAC NOTES (See PP3.0)

17. Patch, repair and extend existing grid to remain per new partition layout.
18. Provide new 2 x 4 suspended grid and tile ceiling @ 8'-6" to match existing. U.N.O.
    Grid: USG DX26 5/6" Grid System; White
    Tile: Armstrong Cirrus Second Look II Angled Tegular 15/16
19. Provide bid alt for new suspended grid and tile plank ceiling @ 8'-6"
    Grid: Armstrong Suprafine 9/16" Grid; White
    Tile: Armstrong Ultima Tegular Plan 1 x 6; White
20. Provide bid alt for (3) decorative pendant in Conference Room. Assume $1250 allowance per fixture, fixture cost only.
21. Provide new undercabinet lighting at breakroom upper cabinets.
22. Relocate existing 2x4 direct/indirect fixtures in all suspended ceiling areas to support new RCP layout. Provide new 2x4 and 2x2 fixtures to match where indicated. See RCP.
23. *Provide a Bid Alt to design, supply and install lighting system compliant with 2013 T24 code requirements.*
    Bid Alt for *__either__* *retrofit existing 2x4's with LED kit or replace with new. See specifications below & attached.*
    Mfg: Lithonia
    Style: 2x4 LED Troffer Retrofit
    Model: 2VTL4 48L ADP D47 LP836
    Provide EM Fixtures as required
    Contact Alicia Peterman @ SDLA for pricing and additional information
    Bid Alt to provide lighting controls required by code including dimming, occupancy and photosensors:
    Office/Small Meeting Typical Networked Device
    Mfg: Sensor Switch
    Style: nLight NWSX LV Series All-In-One
    Model: nWSX PDT LV DX WH
    Open Office
    Mfg: Sensor Switch
    Style: nLight Ceiling Sensors & Controls as required

2 of 3

FACILITY SOLUTIONS
INTERIOR PLANNING & DESIGN

24. Provide new downlights/wall washers per plan.
    Mfg: Intense
    Style: 4" LED Downlight
    Model # RP45 2000 358 _ / IC5430HZ SFW; #RP545 2000 358_/ IC5432HZ SFW; #RP545 2000 358_/ IC5435HZ SFW
    Contact Alicia Peterman @ SDLA 858.505.1055
25. Provide clear exit signs with green letters to match existing throughout area of work as required by code. Mirrored where visible from multiple directions.
26. Modify existing mechanical systems to support new space plan. Provide transfer grills where new full-height walls are indicated within a space. Provide dedicated air for IT Room. See "Tenant Rrequirements" attachment for additional details.
27. Existing T-stats to be relocated per new partition plan.
28. Provide bid alt cost to upgrade t-stats and add controls to achieve compliance with 2013 new Mechanical T24 code.

PLUMBING NOTES

29. Existing restrooms to remain. 4th Floor Men's Room to be modified per plan to remove (1) urinal and add (1) water closet. Match existing toilets partitions and accessories for modification. Adjacent accessible stall door swing will need to be reversed to maintain compliance.
30. Suite 400 Break room to include:
    New break room sink to be dual bowl, top mounted, stainless, ADA compliant; provide garbage disposal
    Break room faucet to have pull-down nozzle and dual controls, satin stainless or brushed chrome.
    Dishwasher, Stainless steel, ADA compliant
    Waterline for fridge and coffee maker
31. Suite 300 Coffee / Copy Bar to include
    New single bowl bar sink, top mounted, stainless steel, ADA compliant with garbage disposal
    Faucet to have pull-down nozzle and dual controls, satin stainless or brushed chrome.
    Provide and install under counter refrigerator, stainless steel
    Waterline for coffee maker

FINISHES

32. Install carpet tile and 4" rubber base straight base in all offices, conference room, meeting rooms, workrooms, UNO. Include allowance for typical floor prep required.
    Mfg.: Patcraft
    Style: Flex I0279
    Color: TBD
    Contact Jerry Cordova 619.569.5846
33. Install 12" x 24" Armstrong Raffia VCT and 4" rubber coved base in Breakrooms, Coffee Bars, IT Room and Copy/Workrooms. Assume a (2) color pattern in Breakrooms and Workrooms, TBD
34. Provide new 4"H Johnsonite rubber wall base throughout area of work receiving carpet or VCT. Roll goods only. Assume (2) colors min. through Suite.
35. All walls indicated for "Idea Paint" to be finished to level 5 and painted floor-to-ceiling, corner-to-corner with "Clear" Idea Paint over base color per manufacturer's instructions.
36. All gyp bd ceilings or headers to have a minimum level 5 finish and to be painted one color, flat finish.
37. Prime and paint all new and existing walls. (2) coats minimum or as many required for complete coverage.
    Dunn Edwards Suprema SPMA20 UNO.
    Assume a (5) color paint scheme with (2) neutrals, (1) medium accent and (2) bold accents
    Offices, workrooms & meeting rooms will receive (1) accent wall; typ.
38. New millwork to be plastic laminate. Provide uppers and lowers per plan.
    All millwork to be WIC custom grade 1 plastic laminate construction. PL colors TBD.
39. Protect existing vertical blinds. Provide allowance to repair broken blinds or mechanisms.
40. *Provide bid alt cost to remove existing vertical blinds and replaced with all new perforated mini-blinds; inside mount; to be installed throughout Suite 400 and Suite 300.*
41. Provide window film on all full-height windows and sidelight at Conference Rooms, Meeting Rooms and Offices. Film to be 48" wide mounted on center of 8'-0" high glazing.
    Mfg: Solyx; Pattern: Frosted Crystal, TBD

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AUSPEX IT ROOM
Tenant Requirements for MEP Design
05.09.14

IT/Server Room will include the following equipment:

1. two - 2U Servers (Dell R720)
2. two - 1U Switches (48Port, 24Port Server/Core)
3. one - 1U Sonicwall NSA series Firewall
4. one or two (current infrastructure redesign in progress) - 2U or 3U APC UPS
5. (2200 or 3000kva units)
6. On premise phone system, will likely utilize 1 or 2u server and another 2U
7. of T1/Phoneswithcing hardware.
8. Addition of one 48port PoE switch
9. 48U rack - square hole, server style, CPL or eq).
10. One two post Relay Rack, for switching and patch panels (possible ISP connectivity equipment if MPOE is not qualified for such hardware)

IT/Server Room will require:

1. Dedicated HVAC for IT/server room / IT Space (- Estimate 1 – 1.5 ton required. To be confirmed by engineers.
2. Two - Dedicated 20Amp circuits (5-20R) - Placement to be determined
3. Two - Dedicated 30Amp Circuit (L5-30R) - Placement to be determined

General note:
All low voltage wiring should be CAT5e or better

AUSPEX

SUITE 400
DEMO PLAN

FACILITY SOLUTIONS

PP1.0

3RD FLOOR - DEMO PLAN

3RD FLOOR - CONSTRUCTION PLAN

3RD FLOOR - RCP PLAN

FACILITY SOLUTIONS

AUSPEX

SUITE 300
PRICING PLAN

PP3.0